Exhibit 99-B.8.11

First Amendment to the Amended and Restated Selling and Services Agreement and
Participation Agreement

       This First Amendment dated as of February 5, 2009 by and between ING Life Insurance and Annuity
Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers,
LLC (“ING Financial”)(collectively “ING”), and Fred Alger & Company, Incorporated (“Distributor”), is made to the Amended and Restated Selling and Services Agreement and Fund Participation Agreement dated as of
May 1, 2008 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

       WHEREAS, the parties wish to add ING Institutional to the Agreement; and

       WHEREAS, the parties wish to make additional funds available under the Agreement.

       NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

       1.     ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and IFA.

       2.      Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                2.      Omnibus Account.

                           The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One
Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING
Life and ING Institutional shall provide such recordkeeping and administrative services. A third
Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

       3.      Paragraphs 5 and 6 of the Agreement are hereby deleted in their entirety and replaced with the following:

                5.      Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ING Life or ING
Institutional, as appropriate, a servicing fee (which may be paid as a shareholder service fee, sub-
accounting fee, or from the legitimate profits of Fred Alger Management, Inc.), as specified in Schedule
C (attached), based on the average net assets invested in the Funds through the Contracts or through ING

Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan. Distributor will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter.
Each payment will be accompanied by a statement showing the calculation of the fee payable to ING
Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING
Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING Life or ING Institutional.

                6.      12b-1 Fees.

                         To compensate ING Financial for its distribution of Fund Shares or administrative services related to Fund Shares, Distributor shall make quarterly payments to ING Financial, as specified in
Schedule C (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter.
Each payment will be accompanied by a statement showing the calculation of the fee payable to ING
Financial for the quarter and such other supporting data as may be reasonably requested by ING
Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a
Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

4.    The following is added as Section 13(d) to the Agreement:

        (d) Representations of ING Institutional. ING Institutional represents and warrants:

                          (i) that it (1) is a limited liability company organized under the laws of the State of
Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

                          (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

5.    The following replaces Section 15(d) of the Agreement:

                          (d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

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To Distributor:
Fred Alger & Company, Inc.
111 Fifth Avenue
New York, NY 1003
Attention: General Counsel
Fax: (212) 806-2957

               Any notice, demand or other communication given in a manner prescribed in this Subsection (d)
               shall be deemed to have been delivered on receipt.

6.     The following paragraph is added under Section 15 “Miscellaneous” of the Agreement:

                        (i) The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon written request by Distributor, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

7.     Schedule B, attached hereto, is hereby added to the Agreement.

8.     Schedule C, attached hereto, is hereby added to the Agreement.

9.     Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

10.   This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND		FRED ALGER & COMPANY, INCORPORATED
ANNUITY COMPANY

By:	/s/ Lisa S. Gilarde	By: /s/ Hal Liebes
Name:	Lisa S. Gilarde	Name: Hal Liebes
Title:	Vice President	Title: Chief Operating Officer, Chief Legal Officer

ING FINANCIAL ADVISERS, LLC		ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ David A. Kelsey	By: /s/ Michelle Sheiowitz attorney-in-fact
Name:	David A. Kelsey	Name: Michelle Sheiowitz
Title:	V.P./C.O.O.	Title Vice President

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SCHEDULE B

List of Available Funds

All Class A shares of Alger Funds
All Class I shares of Alger Funds
All Class N shares of Alger Funds
All Class R shares of Alger Funds

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SCHEDULE C
Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Share Class	A	I	N	R
12b-1 Fees	0.25%	N/A	0.25%	0.50%
Shareholder Servicing Fees	N/A	0.25%	N/A	0.25%
Sub-Accounting Fees	0.25%	0.25%	0.25%	0.25%
Additional Payments from Legitimate Profits of Fred Alger Management, Inc.	0.15%	0.15%	N/A	N/A
Total Fees	0.65%	0.65%	0.50%	1.00%

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